Exhibit 10.35

VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

January 31, 2018

Dear Bill:

This letter confirms our mutual understanding relating to the cessation of your employment with VEREIT, Inc. (“VEREIT”) and the transfer of such employment to the CIM Group (“CIM”) in connection with a Purchase and Sale Agreement, dated as of November 13, 2017, pursuant to which a wholly owned subsidiary of VEREIT agreed to sell its Cole Capital business to an affiliate of the CIM Group, and certain rights and obligations under your Employment Agreement with VEREIT dated as of February 23, 2016, as amended on February 22, 2017 (the “Employment Agreement”), and under various Restricted Stock Unit Award Agreements with VEREIT. Capitalized terms in this letter have the meanings set forth in the Employment Agreement.

1.Cessation of Employment. Your position with VEREIT as its Executive Vice President, Investment Management, President and CEO of Cole Capital (and any positions held at VEREIT’s subsidiaries) will end effective as of February 1, 2018, but only upon and subject to closing of the transaction contemplated by the Purchase and Sale Agreement (the “Closing Date”).
2.Cash Payments. In full satisfaction of VEREIT’s obligations under the Employment Agreement, you agree that you will receive the Accrued Benefits and any earned and accrued but unpaid Annual Bonus for 2017 (payable at target). In addition to the cash payments identified in the previous sentence, you will receive a special bonus in the amount of $471,300 in recognition of your efforts to complete the anticipated transaction with CIM.
3.Equity Incentive Award. The unvested portions of the awards granted pursuant to the Time-Based Restricted Stock Unit Award Agreements dated as of April 1, 2015, February 23, 2016 and February 22, 2017 (collectively the “Time Based RSU Awards”), will become fully vested as of the Closing Date. The unvested portions of the awards granted pursuant to the Performance-Based Restricted Stock Unit Award Agreements dated as of February 23, 2016 and February 22, 2017 (collectively the “Performance Based RSU Awards”), will remain subject to the performance criteria set forth in each award; however, the requirement that you be employed by VEREIT at the end of the Performance Period (as defined in the respective award agreement) will be eliminated.
4.Release of Claims. In accordance with the terms of the Employment Agreement, receipt of the payments and benefits set forth in paragraphs 2 and 3 of this letter (other than the Accrued Benefits) are subject to your execution and non-revocation of a general release of claims within 21 days from the Closing Date.
5.Restrictive Covenants. In accordance with the terms of the Employment Agreement, you will be bound by and subject to certain post-employment obligations, including without limitation, those set forth in the Employee Confidentiality and Non-Competition Agreement incorporated therein, provided, however, that VEREIT acknowledges that your employment with CIM shall not be considered a violation of any non-competition provision.

In acknowledgement and agreement of the terms set forth in this letter, please sign below.

Sincerely,

/s/ Glenn Rufrano
Glenn Rufrano
Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

/s/William C. Miller, Jr.
William C. Miller, Jr.